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                                                                    EXHIBIT 21.1

               SUBSIDIARIES OF EL PASO PRODUCTION HOLDING COMPANY



El Paso Production Company (Delaware)

El Paso Production GOM Inc. (Delaware)

El Paso Energy Raton, L.L.C. (Delaware)

Vermejo Minerals Corporation (Delaware)